                                                                       Exhibit 5

January 21, 2004


JMAR Technologies, Inc.
5800 Armada Drive
Carlsbad, CA  92008

Gentlemen:

      I am General Counsel to JMAR Technologies, Inc. This opinion is rendered to you in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1) 74,000 shares of the Company's $.01 par value Common Stock ("Common Stock") authorized for issuance upon the exercise of options granted under the Company's 2001 JMAR Research Stock Option Plan ("2001 Plan"), and 2) 125,000 shares of Common Stock authorized for issuance upon the exercise of options granted under the Company's 2002 JMAR Research Stock Option Plan ("2002 Plan"), 3) 500,000 shares of Common Stock authorized for issuance upon the exercise of options granted under a stock option agreement issued to Ronald
A. Walrod ("Walrod Agreement"), 4) 10,000 shares of Common Stock authorized for issuance upon the exercise of options granted under a stock option agreement issued to Cuper Opina ("Opina Agreement"), and 5) 50,000 shares of Common Stock authorized for issuance upon the exercise of options granted under a stock option agreement issued to E. Fred Schiele ("Schiele Agreement") (the 2001 Plan, 2002 Plan, Walrod Agreement, Opina Agreement and Schiele Agreement are collectively referred to herein as the "Plans").

      In rendering this opinion, I have examined and relied upon, among other things, originals or copies, identified to my satisfaction as being true copies, of the following: Certificate of Incorporation of the Company, as amended to date; Bylaws of the Company, as amended to date; and corporate records and other instruments and documents as were deemed necessary or appropriate for purposes of this opinion. As to questions of fact material to this opinion, I have, when the relevant facts were not independently established by me, relied upon the documents I have examined or upon certificates of officers of the Company. In my examination of the documents referred to above, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

      I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary. I am an attorney duly admitted and qualified to practice in the State of California and I express no opinion as to the laws of any other jurisdiction except United States federal law.

      On the basis of the foregoing, and in reliance thereon, I am of the opinion that the aggregate of 759,000 shares of the Company's Common Stock reserved for issuance under the Plans have been duly and validly authorized and reserved for issuance upon the exercise of the options issuable under the Plans and the shares, upon issuance pursuant to the provisions of said options, including receipt of the required consideration, will be validly issued, fully paid and non-assessable.

      I hereby consent to the use of my name and inclusion of this opinion as an Exhibit to the attached Form S-8 Registration Statement.

      This opinion is intended solely for the use of the Company and the Securities and Exchange Commission in connection with the Company's registration under the Act, pursuant to a Registration Statement on Form S-8, of the 759,000 shares of Common Stock reserved for issuance under the Plans, and may not be relied upon by any other party or for any other purpose.


                                        Very truly yours,


                                        /s/ JOSEPH G. MARTINEZ

                                        Joseph G. Martinez
                                        General Counsel